UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2008

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported by Auxilium Pharmaceuticals, Inc. (the “Company” or “Auxilium”), it entered into a license and distribution agreement with Ipsen Pharma GmbH (“Ipsen”) on March 26, 2004 for the promotion and sale of Testim®, a proprietary, topical 1% testosterone once-a-day gel indicated for the treatment of hypogonadism on a worldwide basis outside North America and Japan, and subsequent amendments to the license and distribution agreement (collectively the “Distribution Agreement”). Testim was approved for sale in 15 European countries (the “Territory”) and is being distributed and sold by Ipsen in eight of those countries.

On November 24, 2008, Ipsen and Auxilium executed an agreement (the “Termination Agreement”), which sets forth the terms and conditions upon which Ipsen and Auxilium mutually agreed to terminate the Distribution Agreement prior to the expiration of its term. Pursuant to the Termination Agreement, the Marketing Authorizations (as defined in the Distribution Agreement) required to promote and sell Testim in the Territory will be transferred to a third party designee (the “Transferee”) selected by Auxilium and Ipsen shall cease to promote and sell Testim on a country-by-country basis upon the earlier of the transfer of the Marketing Authorization relating to such country or November 24, 2010. The Distribution Agreement will terminate upon the earlier of when the last of the Marketing Authorizations for the 15 countries included in the Territory currently held by Ipsen has been transferred to either Auxilium or the Transferee or November 24, 2010.

The transfer of the Marketing Authorizations will take place on a country-by-country basis and be subject to approval by the applicable regulatory authorities in each jurisdiction. Ipsen and Auxilium have agreed to cooperate to expeditiously transfer all Marketing Authorizations.

In consideration for the termination of the Distribution Agreement, Auxilium has agreed to make certain lump-sum payments to Ipsen upon the successful transfer of the Marketing Authorization in each of the 15 countries within the Territory along with an additional lump-sum payment upon the signing of the Termination Agreement. At the time of the transfer of the Marketing Authorization in each country within the Territory, Ipsen shall sell and Auxilium shall purchase Ipsen’s existing inventory of Testim in that country, with certain exceptions. Certain specified provisions of the Distribution Agreement, including without limitation, the indemnification provisions, will survive the termination. In addition to the foregoing, subject to each party’s rights to indemnification specified therein, each party agreed to release and forever discharged each other from all claims related to the Distribution Agreement or Termination Agreement.

The foregoing is a summary description of certain terms of the Termination Agreement and, by its nature, is incomplete. Auxilium will file the Termination Agreement as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2008 (the “2008 10-K”). Certain commercial terms of the Termination Agreement have been omitted from this Current Report on Form 8-K pursuant to a Confidential Treatment Request that Auxilium plans to file with the Securities and Exchange Commission at the time it files the 2008 10-K. All readers are encouraged to read the entire text of the Termination Agreement when it is filed. Auxilium’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.auxilium.com under the heading “For Investors – SEC Filings.”

Item 1.02	Termination of a Material Definitive Agreement

The description of the Termination Agreement in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference. Such description is a summary of certain terms of the Termination Agreement and, by its nature, is incomplete. Auxilium will file the Termination Agreement as an exhibit to its 2008 10-K. Certain commercial terms of the Termination Agreement have been omitted from this Current Report on Form 8-K pursuant to a Confidential Treatment Request that Auxilium plans to file with the Securities and Exchange Commission at the time it files the 2008 10-K. All readers are encouraged to read the entire text of the Termination Agreement when it is filed. Auxilium’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.auxilium.com under the heading “For Investors – SEC Filings.”

Item 7.01	Regulation FD Disclosure

In November 2008, Auxilium entered into a distribution and license agreement with Ferring International Center S.A. (“Ferring”). Pursuant to the agreement, we appointed Ferring as our exclusive distributor of Testim in certain European countries. We also granted Ferring an exclusive, royalty-bearing license to import, market, sell and distribute Testim in these countries. The exclusive appointment and license shall commence on a country-by-country basis upon the transfer of the relevant marketing authorizations from Ipsen. The terms of this agreement will require Ferring to purchase all Testim supply from us and to make certain sales milestone and royalty payments. In addition, Ferring is required to make certain upfront and milestone payments to Auxilium related to the transfer of the marketing authorizations in each European country within the territory, which, if made, will exceed the upfront and milestone payments Auxilium is required to make to Ipsen pursuant to the Termination Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: December 1, 2008	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq.
Executive Vice President, General Counsel, Human Resources and Secretary